FOR IMMEDIATE RELEASE
RSC Reports Strong Third Quarter 2007 Financial Results
•	Rental revenues up 12.3%; Same store rental revenues increased 10.2%

•	Total revenues increased 8.0%; Operating income up 10.9%

•	Adjusted EBITDA margin expanded to 48.8%

•	Operating margin increased to 29.5%

•	Diluted EPS were $0.45
Scottsdale, Arizona. – RSC Holdings Inc. (NYSE:RRR), one of the largest equipment rental providers in North America, today announced results for the third quarter ended September 30, 2007. For the third quarter, total revenues were $462.0 million, up 8.0% from the $427.6 million reported for last year’s third quarter. Rental revenues, which accounted for 89% of total revenues, grew 12.3% to $411.6 million from $366.4 million in the comparable year-ago period. Same store rental revenues increased 10.2% for the period. Sales of used equipment totaled $30.5 million, down from $38.6 million in the 2006 third quarter, reflective of the Company’s young and well-maintained fleet and the high rental demand from the non-residential construction and industrial markets. Sales of merchandise were $19.9 million compared to $22.6 million in the prior year quarter, consistent with the Company’s strategy to focus on higher-margin items that are more complementary to its core equipment rental operations.
“RSC continues to deliver solid revenue growth and greater profitability,” said Erik Olsson, President and CEO. “Our third quarter revenue performance reflects our ability to anticipate and respond effectively to increased volume demand for rental equipment from our underlying markets. We believe that our disciplined business model is a competitive strength that enables RSC to maximize capital and operating efficiency, respond rapidly to shifts in demand and deliver excellent service to our customers,” Mr. Olsson noted.
In the third quarter, RSC expanded its footprint by opening five new locations, bringing the total number of RSC locations to 469. The Company added 33 net new sales people in the period. Of the 88 net new sales people that have been added in the first nine months of 2007, 85% have been assigned to existing locations, supporting the Company’s same store sales growth strategy.
Third quarter operating income increased 10.9% to $136.1 million compared to $122.8 million in the same quarter of 2006, and operating margin expanded to 29.5% from 28.7% in the prior year. Adjusted EBITDA increased 13.5% to $225.4 million in the third quarter compared to $198.6 million in the prior year, and adjusted EBITDA margin increased to 48.8% compared to 46.5% in the same quarter 2006.
“We achieved significant gains in operating income in the third quarter, resulting from strong volume growth, effective cost control and efficient fleet management with an impressive fleet utilization rate of 74.6%, up from 73.1% in the prior year,” noted Mr. Olsson. “At the end of the period, RSC’s fleet age was 25 months, which we believe is the youngest in the industry, and which provides the Company with important operating flexibility,” Mr. Olsson said.
Interest expense was $58.2 million in the third quarter, an increase of $31.9 million over the comparable period last year primarily due to debt incurred in connection with the recapitalization of the Company in November 2006. Net income was $47.5 million, or $0.45 per diluted share. In the 2006 third quarter, net income was $59.6 million, which equated to $0.18 per diluted share ($0.60 per diluted share on a pro forma share basis).

Net rental capital expenditures were $155.7 million for the period, bringing the value of RSC’s rental fleet at original cost to $2.7 billion at the end of the third quarter.
In the third quarter, the Company reduced total debt by $44.1 million to $2,702 million, bringing the year-to-date debt reduction to $304.1 million including $230.7 million in IPO proceeds. Free cash flow for the third quarter was $58.3 million compared to $0.7 million for the previous year.
Return on operating capital employed was 25% which exceeds the Company’s weighted average cost of capital. The return measures operating performance and capital efficiency, and value is created when the return exceeds the weighted average cost of capital.
Commenting on the outlook for the remainder of 2007, Mr. Olsson noted, “We believe that RSC is well-positioned to continue to outperform the industry. Approximately 94% of our revenues are derived from the non-residential construction and industrial markets with several sectors experiencing double digit growth this year, including power and energy, infrastructure, health care and education construction. These markets have been largely unaffected by the declining trends in the residential construction market that have persisted for the last 20 months. Within this environment, RSC enjoys important advantages with respect to fleet efficiency and customer service programs that enhance our competitive position,” Mr. Olsson said.
The near term demand from the non-residential and industrial sectors is expected to continue at current levels. Based on traditional seasonality patterns and current pricing trends, the Company affirms its previously issued guidance range for full year 2007 results.
For 2008, independent research firms are projecting that RSC’s major markets will increase at a low to mid single-digit rate. Consistent with its proven performance, the Company believes the continued execution of its business model in combination with its strong market position in diversified end markets will continue to drive above average industry growth for RSC.
Conference Call Information
RSC Holdings will hold a conference call today at 5:15 p.m. Eastern Time.
Investors may access the call by visiting the investor relations portion of the RSC website at www.RSCrental.com/Investor.
To listen to the live conference call:
Date: 10/25/2007 5:15 PM Eastern Time
U.S. and Canada dial in # 888.713.4218
International dial in # 617.213.4870
Participant Passcode: 34018899
A replay of the conference call will be available through November 1, 2007.
To access the replay dial:
Within the United States and Canada: 888.286.8010
Internationally: 617.801.6888
Passcode: 27485045
A replay of the webcast will also be available at www.RSCrental.com/Investor.

About RSC Holdings Inc. (NYSE: RRR) and RSC Equipment Rental, Inc.
Based in Scottsdale, Ariz., RSC Holdings Inc. is the holding company for the operating entity, RSC Equipment Rental, Inc., which is one of the largest equipment rental providers in North America servicing construction and industrial markets with an original equipment fleet cost of $2.7 billion. RSC offers superior levels of equipment availability, reliability and service to customers through an integrated network of 469 rental locations across 39 states in the United States and in four Canadian provinces. With more than 5,400 employees committed to continuous safety and 24x7 customer care, RSC delivers the loyal customer support needed to build the future. Additional information about RSC is available at www.RSCrental.com.
Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements regarding the company’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “plan”, “seek”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual results and developments may therefore differ materially from those described in this release.
The Company cautions you therefore that you should not rely unduly on these forward-looking statements. You should understand the risks and uncertainties discussed in “Risk Factors” and elsewhere in the Company’s final prospectus dated May 22, 2007 on Form 424B4, relating to the initial public offering of its common stock, as filed with the United States Securities and Exchange Commission, or the “SEC”, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income, adjusted net income per diluted share, adjusted EBITDA and free cash flow. None of these financial measures are recognized measures under GAAP and they are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Adjusted Operating Income, Net Income and Net Income per Diluted Share GAAP Reconciliation,” “Adjusted EBITDA GAAP Reconciliation” and “Free Cash Flow GAAP Reconciliation” included at the end of this release. Additionally, explanations of these Non-GAAP measures are provided in Annex A attached to this release.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Change	September 30,			Change
	2007	2006	%	2007		2006	%
Revenues:
Equipment rental revenue	$411,585	$366,420	12.3%	$1,144,206		$1,008,646	13.4%
Sale of merchandise	19,909	22,585	(11.8)	60,896		70,773	(14.0)
Sale of used rental equipment	30,460	38,594	(21.1)	106,027		147,893	(28.3)

Total revenues	461,954	427,599	8.0	1,311,129		1,227,312	6.8

Cost of revenues:
Cost of equipment rentals, excluding depreciation	163,693	151,132	8.3	479,676		436,339	9.9
Depreciation – rental equipment	76,485	65,988	15.9	216,553		186,277	16.3
Cost of merchandise sales	12,080	14,048	(14.0)	36,880		43,649	(15.5)
Cost of used rental equipment sales	21,288	29,478	(27.8)	75,180		112,889	(33.4)

Total cost of revenues	273,546	260,646	4.9	808,289		779,154	3.7

Gross profit	188,408	166,953	12.9	502,840		448,158	12.2

Operating expenses:
Selling, general, and administrative	40,431	34,160	18.4	111,120		99,164	12.1
Management fees	—	—		23,000	(a)	—
Depreciation and amortization – nonrental equipment	11,843	9,986	18.6	34,152		28,419	20.2

Total operating expenses	52,274	44,146	18.4	168,272		127,583	31.9

Operating income	136,134	122,807	10.9	334,568		320,575	4.4
Interest expense, net	58,204	26,277	121.5	195,093	(b)	73,553	165.2
Other income, net	(22)	(102)	(78.4)	(224)		(311)	(28.0)

Income before provision for income taxes	77,952	96,632	(19.3)	139,699		247,333	(43.5)
Provision for income taxes	30,403	37,029	(17.9)	54,482		92,848	(41.3)

Net income	$47,549	$59,603	(20.2)	$85,217		$154,485	(44.8)

Preferred dividends	—	—		—		(7,997)

Net income available for common stockholders	$47,549	$59,603		$85,217		$146,488

Weighted average shares outstanding used in computing net income per common share:
Basic	103,148	330,697		96,600		330,697

Diluted (c)	104,642	330,697		98,100		330,697

Net income per common share:
Basic	$0.46	$0.18		$0.88		$0.44

Diluted (c)	$0.45	$0.18		$0.87		$0.44

Adjusted net income per common share (d):
Basic				$1.07		$0.44

Diluted				$1.05		$0.44

Other operational data:
Utilization (e)	74.6%	73.1%
Average fleet age (months)	25.1	24.6
Same store rental revenue growth (e)	10.2%	18.3%
Employees (e)	5,434	5,114

(a)	Management fees for the nine months ended September 30, 2007 includes the $20.0 million termination fee paid to the Sponsors as a result of terminating our monitoring agreement on the May 29, 2007 closing of our initial public offering.

(b)	Interest expense for the nine months ended September 30, 2007 includes a $4.6 million prepayment penalty related to the $230.7 million repayment of Senior Term Facility debt and the write-off of $5.0 million of deferred financing costs associated with the repayment.

(c)	On a pro forma basis reflecting both the November 2006 Recapitalization and the May 2007 Initial Public Offering

shares outstanding were 100,147 for the three and nine month periods ending September 30, 2006, resulting in pro forma diluted net income per common share of $0.60 and $1.46, respectively.

(d)	Refer to attached Adjusted Operating Income, Net Income and Net Income per Diluted Share GAAP Reconciliation.

(e)	Refer to attached Statistical Measures for descriptions.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$2,170	$46,188
Accounts receivable, net	300,858	268,383
Inventory	20,662	18,489
Rental equipment, net	1,972,218	1,738,670
Property and equipment, net	193,589	170,192
Goodwill	925,621	925,621
Deferred financing costs	57,979	67,915
Other assets	80,644	90,498

Total assets	$3,553,741	$3,325,956

Liabilities and Stockholders’ Deficit
Accounts payable	$389,261	$296,086
Accrued expenses and other liabilities	217,915	163,996
Debt	2,702,283	3,006,426
Deferred income taxes	317,457	294,081

Total liabilities	3,626,916	3,760,589
Total stockholders’ deficit	(73,175)	(434,633)

Total liabilities and stockholders’ deficit	$3,553,741	$3,325,956

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2007	2006
Cash flows from operating activities:
Net income	$85,217	$154,485
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	250,705	214,696
Amortization of deferred financing costs	10,709	—
Share-based compensation expense	2,843	810
Gain on sales of rental and non-rental property and equipment, net of non-cash writeoffs	(32,407)	(40,417)
Deferred income taxes	21,482	50,311
Changes in operating assets and liabilities	157,172	110,905

Net cash provided by operating activities	495,721	490,790

Cash flows from investing activities:
Purchases of rental equipment	(516,105)	(640,238)
Purchases of property and equipment	(14,751)	(16,757)
Proceeds from sales of rental equipment	106,027	147,893
Proceeds from sales of property and equipment	9,803	13,198

Net cash used in investing activities	(415,026)	(495,904)

Cash flows from financing activities:
Net (payments on) proceeds from debt	(350,911)	5,315
Proceeds from the issuance of common stock	255,064	—
Dividends paid	—	(7,997)
Other	(28,705)	1,145

Net cash used in financing activities	(124,552)	(1,537)

Effect of foreign exchange rates on cash	(161)	156

Net decrease in cash and cash equivalents	(44,018)	(6,495)
Cash and cash equivalents at beginning of period	46,188	7,134

Cash and cash equivalents at end of period	$2,170	$639

Supplemental disclosure of cash flow information:
Cash paid for interest	$148,339	$23,056

Supplemental schedule of non-cash investing and financing activities:
Purchase of assets under capital lease obligations	$46,768	$50,507

Annex A
Adjusted operating income, adjusted net income and adjusted net income per common share. The non-GAAP financial information of adjusted operating income, adjusted net income, and adjusted net income per common share reflects the Company’s results excluding $20.0 million of fees related to the termination of the monitoring agreement, $4.6 million of prepayment penalty and $5.0 million of deferred financing costs associated with the debt that was repaid in connection with our recent initial public offering in May 2007. Management believes that adjusting for these items provides useful measures to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of RSC Holdings’ normal operating results. However, analysis of results and outlook on a non-GAAP basis should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
EBITDA and Adjusted EBITDA. EBITDA, a supplemental non-GAAP financial measure, is defined as consolidated net income before net interest expense, income taxes and depreciation and amortization. Adjusted EBITDA as presented herein is a non-GAAP financial measure and means “EBITDA” as defined in the senior asset-backed loan facility and senior second-lien term loan facility of RSC Equipment Rental, Inc., which is RSC Holdings’ primary operating company. Adjusted EBITDA is generally consolidated net income before net interest expense, income taxes, and depreciation and amortization and before certain other items, including share-based compensation, management fees and recapitalization expenses. All companies do not calculate EBITDA and Adjusted EBITDA in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies.
The Company presents EBITDA and Adjusted EBITDA in this release because it believes these calculations are useful to investors in evaluating our ability to service debt and as tools to evaluate our financial performance. However, EBITDA and Adjusted EBITDA are not recognized measurements under GAAP, and when analyzing the Company’s performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as an alternative to, net income or net cash provided by operating activities as defined under GAAP.
Free cash flow. The Company defines free cash flow as net cash provided by operating activities less net capital expenditures. All companies do not calculate free cash flow in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies. We believe free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital needs. However, free cash flow is a non-GAAP measure and should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
The accompanying tables reconcile the GAAP financial measures that are most directly comparable to these non-GAAP financial measures.

RSC HOLDINGS INC. AND SUBSIDIARIES
Rental Revenue Growth Bridge
(in thousands)

	Rental Revenues
	Three Months Ended	Nine Months Ended
	September 30,	September 30,
2006	$366,420	$1,008,646

Changes:
Volume	11.7%	12.4%
Price	0.2%	0.8%
Currency	0.4%	0.2%

2007	$411,585	$1,144,206

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted Operating Income, Net Income and Net Income per Diluted Share GAAP Reconciliation
(in thousands, except per share data)

	Nine Months Ended
	September 30,
	2007	2006
Operating income	$334,568	$320,575
Monitoring agreement termination fees (a)	20,000	—

Adjusted operating income	$354,568	$320,575

(adjusted operating income as a percentage of total revenues)	27.0%	26.1%

Net income available for common stockholders	$85,217	$146,488
Monitoring agreement termination fees (a)	20,000	—
Debt repayment costs (b)	9,570	—
Tax impact of adjustments	(11,484)	—

Adjusted net income available for common stockholders	$103,303	$146,488

Weighted average shares outstanding used in computing net income per common share:
Basic	96,600	330,697

Diluted	98,100	330,697

Adjusted net income per common share:
Basic	$1.07	$0.44

Diluted	$1.05	$0.44

Pro forma weighted average shares outstanding used in computing net income per common share (c):
Basic and diluted		100,147

Pro forma net income per common share:
Basic and diluted		$1.46

(a)	Represents $20.0 million termination fee paid to Sponsors as a result of terminating our monitoring agreement on the May 29, 2007 closing of our initial public offering.

(b)	Represents a $4.6 million prepayment penalty related to the $230.7 million repayment of Senior Term Facility debt and the write-off of $5.0 million of deferred financing costs associated with the repayment.

(c)	Share amounts are presented on a pro forma basis for both the November 2006 Recapitalization and the May 2007 Initial Public Offering to reflect the changes in the Company’s capital structure as a result of those transactions.

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted EBITDA GAAP Reconciliation
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income	$47,549	$59,603	$85,217	$154,485
Depreciation of rental equipment and amortization of non-rental	88,328	75,974	250,705	214,696
Interest expense, net	58,204	26,277	195,093	73,553
Provision for income taxes	30,403	37,029	54,482	92,848

EBITDA	$224,484	$198,883	$585,497	$535,582

Adjustments:
Share-based compensation	971	(149)	2,843	810
Other income, net	(22)	(102)	(224)	(311)
Management fees	—	—	23,000	—

Adjusted EBITDA	$225,433	$198,632	$611,116	$536,081

(Adjusted EBITDA as a percentage of total revenues)	48.8%	46.5%	46.6%	43.7%
Free Cash Flow GAAP Reconciliation
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net cash provided by operating activities	$212,350	$141,832	$495,721	$490,790

Purchases of rental equipment	(186,131)	(178,916)	(516,105)	(640,238)
Purchases of property and equipment	(1,055)	(4,291)	(14,751)	(16,757)
Proceeds from sales of rental equipment	30,460	38,594	106,027	147,893
Proceeds from sales of property and equipment	2,724	3,461	9,803	13,198

Free Cash Flow	$58,348	$680	$80,695	$(5,114)

Statistical Measures
Return on Operating Capital Employed is calculated by dividing operating income (excluding transaction costs and management fees) for the preceding twelve months by the average operating capital employed for the same period. For purposes of this calculation, average operating capital employed is considered to be all assets other than cash, deferred tax assets, hedging derivatives and goodwill, less all liabilities other than debt and deferred tax liabilities.
Weighted average cost of capital is a calculation of a firm’s cost of capital in which each category of capital is proportionately weighted.
Utilization is defined as the average dollar value of equipment rented by customers (based on original equipment cost) for the relevant period divided by the aggregate dollar value of all equipment (based on original cost) for all equipment.
Same store rental revenue growth is calculated as the year over year change in rental revenue for stores that are open at the end of the period and have been operating under the Company’s direction for more than 12 months.
Employee count is given at the end of the period indicated and the data reflect the actual head count as of each period.

Contacts

RSC Holdings Inc.
Investor/Analyst Contact:
Lynn Morgen, 212-750-5800
Betsy Brod, 212-750-5800
InvestorRelations@RSCRental.com

Media Contact:
Chenoa Taitt, 212-223-0682